Exhibit 16.1

October 30, 2014

United States Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549-7561

Re:	Medical International Technology, Inc.
Commission File Number: 000-31469

Commissioners:

We have read Item 4.01 of Form 8-K dated October 29, 2014, of Medical International Technology, Inc. (the "Company") and are in agreement with the statements contained therein insofar as they relate to our declination and our audits of the consolidated balance sheets of Medical International Technology, Inc. and subsidiaries as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for the years then ended.

Very truly yours,

/s/ PS STEPHENSON & CO., P.C.
PS STEPHENSON & CO., P.C.